NEWCASTLE INVESTMENT CORP.




Contact:                                                FOR IMMEDIATE RELEASE
Lilly H. Donohue
Director of Investor Relations
212-798-6118

         Newcastle Announces Fourth Quarter and Year End 2003 Results
         ------------------------------------------------------------

Year End 2003 Highlights

     - Total assets ended at $3.5 billion, a $1.9 billion increase from December 31, 2002.
     - Common equity book value totaled $476.9 million, or $15.20 per common share, up 25.6% from December 31, 2002.
     -   FFO of $54.4 million, or $2.08 per diluted common share.
     - Income available for common stockholders of $51.3 million, or $1.96 per diluted common share.
     -   FFO return on average invested common equity was 16.4%.
     -   Declared total dividends of $1.95 per share of common stock.

Fourth Quarter 2003 Highlights

     - FFO of $16.2 million, or $0.55 per diluted common share, up 21% from fourth quarter 2002.
     - Income available for common stockholders of $15.4 million, or $0.52 per diluted common share, up 21% from fourth quarter 2002.
     -   FFO return on average invested common equity of 16.7%.
     -   Record investment activity in the fourth quarter of $873 million.
     -   Declared dividend of $0.50 per share of common stock.
     - Issued approximately 3.28 million shares of common stock in December 2003, raising net proceeds of approximately $75 million.

New York, NY. February 11, 2004 - Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended December 31, 2003, Funds from Operations ("FFO") were $16.2 million, or $0.55 per diluted common share, up from $10.3 million, or $0.45 per diluted common share for the quarter ended December 31, 2002. FFO for the year ended December 31, 2003 was $54.4 million, or $2.08 per diluted common share. The Company generated a FFO return on average invested common equity of 16.7% for the fourth quarter 2003 and 16.4% for the year ended December 31, 2003.

For the three months ended December 31, 2003, income available for common stockholders was $15.4 million, or $0.52 per diluted common share, compared with $9.7 million, or $0.43 per diluted common share, in the fourth quarter 2002. For the year ended December 31, 2003, income available for common stockholders was $51.3 million or $1.96 per diluted common share. For the quarter ended December 31, 2003, Newcastle declared a dividend of $0.50 per share of common stock. Dividends declared in 2003 totaled $1.95 per common share.

Our GAAP common equity book value was $476.9 million at December 31, 2003. For the year ended December 31, 2003, the Company's assets increased over 100%, with total assets at the end of the year of $3.5 billion, up from $1.6 billion at December 31, 2002.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.

Selected Financial Data
(in thousands)


                                                            Three Months Ended            Year Ended
Operating Data (Unaudited):                                  December 31, 2003         December 31, 2003
                                                            ------------------         -----------------

  Funds from operations                                          $ 16,179                $ 54,380
  Income available for common stockholders                       $ 15,369                $ 51,345

                                                                As of
                                                           December 31, 2003             As of
Balance Sheet Data:                                          (Unaudited)              December 31, 2002
                                                             -----------              -----------------

  Total real estate and other securities                         $ 2,330,830             $ 1,118,878
  Total assets                                                   $ 3,533,081             $ 1,572,567
  CBO bond obligations                                           $ 1,793,533               $ 868,497
  Common stockholders' equity                                      $ 476,863               $ 284,241
  Preferred stock                                                   $ 62,500                       -

Supplemental Total Real Estate and Other Securities Data as of December 31, 2003 (Unaudited):

Weighted average asset yield                                                                 6.78%
Weighted average liability cost                                                              4.53%
Weighted average net spread                                                                  2.25%
Weighted average credit rating                                                                 BBB
Weighted average asset credit spread                                                         3.23%
Percentage investment grade                                                                    79%
Number of securities                                                                           304


Wesley R. Edens, Chairman and Chief Executive Officer, commented, "We are pleased with our results for the quarter and the year. Newcastle has achieved consistent returns on equity despite having cash on our balance sheet throughout 2003. Our assets have increased by $1.9 billion for the year with significant investment activity in the fourth quarter. The Company's recent transactions continue to reflect our core expertise and business strategy of investing primarily in debt investments backed by real estate with an emphasis on asset quality, diversification, match funded financing and rigorous credit management."

Capital Markets Activity

Newcastle filed a Form S-3 shelf registration statement with the Securities and Exchange Commission on October 9, 2003. The shelf registration was declared effective on November 3, 2003 and allows the Company to issue various types of securities, such as common stock, preferred stock, depositary shares, debt securities and warrants, from time to time, up to an aggregate of $750 million.

In December 2003, Newcastle issued approximately 3.28 million shares of common stock through a direct placement to an institutional investor, raising net proceeds of approximately $75 million. In addition, Newcastle issued 3.3 million shares of common stock for net proceeds of approximately $86 million through an underwritten public offering in January 2004.

Mr. Edens commented, "Our shelf registration has allowed us to more efficiently manage our balance sheet and raise capital at a lower cost. With the completion of these offerings, Newcastle now has over $600 million of equity capital supporting its assets. We expect to be fully invested by the end of the first quarter."

Fourth Quarter Investment Activity

During the fourth quarter, we purchased or committed to purchase approximately $873 million in face amount of real estate securities, real estate related loans and residential mortgage loans. In addition, we sold approximately $50 million of securities with an average credit rating of A-.

     Real estate securities. Approximately $558 million of total purchases were real estate securities and have an average credit rating of BBB. Approximately $226 million of these securities were asset backed securities collateralized by loans on manufactured homes with an average rating of BBB+ and weighted average principal credit support of 20.4%.

     Real estate related loans. Approximately $144 million of total purchases was real estate related loans, of which $100 million was a BB rated participation in a $525 million term loan facility to an entity which owns interests in a diverse portfolio of credit leased operating real estate.

     Residential mortgage loans. Residential mortgage loans represent $171 million of total purchases. These loans are adjustable rate LIBOR mortgage loans to high quality borrowers with strong credit scores.

Real Estate Securities

As of December 31, 2003, our aggregate $2.3 billion real estate securities portfolio was well diversified with 304 securities, of which 79% were fixed rate securities with a weighted average life of 7.3 years and the remaining 21% were floating rate securities with a weighted average life of 2.4 years. The portfolio consisted of 59% commercial mortgage backed securities, 24% senior unsecured REIT debt and 17% asset backed securities. As of December 31, 2003, the average credit quality of our aggregate real estate securities portfolio was BBB and 79% of the real estate securities were rated investment grade. Our average investment size was $7.4 million and our largest investment in a single security was $62 million. The weighted average credit spread was 3.23% as of December 31, 2003, up from 2.89% at September 30, 2003. The weighted average credit spread represents the yield premium on our securities over the comparable US Treasury rate or LIBOR.

To date, we have committed to purchase approximately $300 million of real estate securities for our next real estate securities portfolio. Kenneth Riis, Newcastle's President, noted that "We expect to term finance this portfolio to lock in our net spread through the issuance of our fifth CDO. With credit spreads at historic lows, we are focused on pricing our debt within the next 30 days."

The Company's business strategy is to invest in a diverse portfolio of moderately credit sensitive real estate debt investments. Our business model is to lock in the difference between the yield on our assets and the cost of our liabilities and optimize this difference, which we refer to as "net spread." Newcastle seeks to match fund these investments with respect to interest rates and maturities in order to minimize the impact of interest rate fluctuations on earnings, and to reduce the risk of refinancing our liabilities prior to the maturity of our assets. As of December 31, 2003, a 100 basis point change in short term interest rates would affect our earnings by no more than $0.7 million per annum.

Our real estate securities portfolio continues to perform as expected. As of December 31, 2003, none of our owned securities had defaulted, and there have been no principal losses in our real estate securities portfolio to date. We continue to seek investments that will generate superior risk adjusted returns with a long-term objective of capital preservation and earnings stability in varying interest rate and credit cycles.

Conference Call

Management will conduct a conference call on February 12, 2004 to review the Company's fourth quarter financial results for the period ended December 31, 2003. The conference call is scheduled for 4:30 P.M. eastern time. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (800) 230-1092 ten minutes prior to the scheduled start of the call; please reference "Newcastle Fourth Quarter 2003 Earnings Call." International callers should dial (612) 332-0226.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. eastern time on Thursday, February 19, 2004 by dialing (800) 475-6701; please reference access code "720514." International callers should dial (320) 365-3844 to access the replay.

About Newcastle

Newcastle Investment Corp. invests in real estate securities and other real estate-related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information on Newcastle Investment Corp. and to be added to our email distribution list, please visit www.newcastleinv.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to our ability to finance our portfolios of real estate securities. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, continued ability to source new investments which we deem suitable for this portfolio and changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed from time to time in Newcastle's SEC reports. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

                          Newcastle Investment Corp.
                     Consolidated Statement of Operations
                   (In thousands, except per share amounts)


                                                                            Three Months Ended
                                                                             December 31, 2003              Year Ended
Revenues                                                                        (Unaudited)              December 31, 2003
                                                                                -----------              -----------------

  Interest income                                                                  $ 44,916                 $ 134,669
  Rental and escalation income                                                        5,514                    21,330
  Gain on settlement of investments                                                   4,132                    13,179
                                                                                   --------                 ---------
                                                                                     54,562                   169,178

Expenses
  Interest expense                                                                   27,661                    81,561
  Property operating expense                                                          2,288                     9,015
  Loan and security servicing expense                                                   566                     2,154
  General and administrative expense                                                  1,761                     4,030
  Management fee to affiliate                                                         1,931                     6,468
  Incentive compensation to affiliate                                                 1,834                     6,226
  Depreciation and amortization                                                         609                     2,260
                                                                                   --------                 ---------
                                                                                     36,650                   111,714
                                                                                   --------                 ---------
Income before equity in earnings of unconsolidated subsidiaries                      17,912                    57,464
Equity in earnings of unconsolidated subsidiaries                                       862                       862
                                                                                   --------                 ---------
Income from continuing operations                                                    18,774                    58,326
Income (loss) from discontinued operations                                           (1,882)                   (2,208)
                                                                                   --------                 ---------
Net income                                                                           16,892                    56,118
Preferred dividends                                                                  (1,523)                   (4,773)
                                                                                   --------                 ----------
Income available for common stockholders                                           $ 15,369                  $ 51,345
                                                                                   ========                 ==========
Net income per share of common stock
  Basic                                                                              $ 0.53                    $ 1.98
  Diluted                                                                            $ 0.52                    $ 1.96
Income from continuing operations, after preferred
dividends, per share of common stock
  Basic                                                                              $ 0.59                    $ 2.07
  Diluted                                                                            $ 0.58                    $ 2.05
Income (loss) from discontinued operations per
share of common stock
  Basic                                                                             $ (0.06)                  $ (0.09)
  Diluted                                                                           $ (0.06)                  $ (0.09)
Weighted average number shares of common stock outstanding
  Basic                                                                          29,197,346                25,898,288
  Diluted                                                                        29,562,752                26,140,777


                          Newcastle Investment Corp.
                          Consolidated Balance Sheet
                                (In thousands)


                                                                                    As of
                                                                               December 31, 2003           As of
Assets                                                                           (Unaudited)          December 31, 2002
                                                                                 -----------          -----------------


Real estate securities, available for sale                                       $ 2,089,712           $ 1,069,892
Real estate securities portfolio deposit                                              19,541                37,777
Other securities, available for sale                                                 221,577                11,209
Real estate related loans, net                                                       341,193                     -
Investments in unconsolidated subsidiaries                                            30,640                     -
Residential mortgage loans, net                                                      586,237               258,198
Operating real estate, net                                                           102,995               113,652
Real estate held for sale                                                             29,404                 3,471
Cash and cash equivalents                                                             60,403                45,463
Restricted cash                                                                       13,132                10,380
Deferred costs, net                                                                   10,304                 6,489
Receivables and other assets                                                          27,943                16,036
                                                                                 -----------           -----------
                                                                                 $ 3,533,081           $ 1,572,567
                                                                                 ===========           ===========
Liabilities and Stockholders' Equity
CBO bonds payable                                                                $ 1,793,533             $ 868,497
Other bonds payable                                                                  260,674                37,389
Notes payable                                                                        154,562                62,952
Repurchase agreements                                                                715,783               248,169
Derivative liabilities                                                                32,457                54,095
Dividends payable                                                                     16,703                 9,161
Due to affiliates                                                                      2,445                 1,335
Accrued expenses and other liabilities                                                17,561                 6,728
                                                                                 -----------           -----------
                                                                                   2,993,718             1,288,326
                                                                                 -----------           -----------
Stockholders' Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 2,500,000 shares of Series B Cumulative Redeemable Preferred Stock, liquidation
  preference $25.00 per share, issued and outstanding at December 31, 2003            62,500                     -
Common stock, $0.01 par value, 500,000,000 shares authorized,
  31,374,833 and 23,488,517 shares issued and outstanding at December 31,
  2003 and December 31, 2002, respectively                                               314                   235
Additional paid-in capital                                                           451,806               290,935
Dividends in excess of earnings                                                      (14,670)              (13,966)
Accumulated other comprehensive income                                                39,413                 7,037
                                                                                 -----------           -----------
                                                                                     539,363               284,241
                                                                                 -----------           -----------
                                                                                 $ 3,533,081           $ 1,572,567
                                                                                 ===========           ===========


                          Newcastle Investment Corp.
                   Reconciliation of GAAP Net Income to FFO
                                (In thousands)
                                  (Unaudited)


                                                         Three Months Ended   Year Ended December 31,
                                                         December 31, 2003             2003
                                                         ------------------   -----------------------


     Net income available for common stockholders             $ 15,369                $ 51,345
       Operating real estate depreciation                          810                   3,035
     Funds from operations ("FFO")                            $ 16,179                $ 54,380


We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

                          Newcastle Investment Corp.
         Reconciliation of GAAP Book Equity to Invested Common Equity
                                (In thousands)
                                  (Unaudited)

                                                          December 31, 2003
                                                          -----------------
   Book equity                                              $ 539,363
    Preferred stock                                           (62,500)
    Accumulated depreciation on operating real estate          11,302
    Accumulated other comprehensive income                    (39,413)
    Invested common equity                                  $ 448,752